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                                November 22, 1999

Skyline Funds
311 South Wacker Drive #4500
Chicago, IL 60606

Ladies and Gentlemen:

         Reference is made to the registration statement on Form N-14 being filed herewith with the Securities and Exchange Commission (the "Registration Statement") with respect to certain shares of beneficial interest (the "Shares") of Skyline Funds, an unincorporated association of the type commonly referred to as a Massachusetts business trust (the "Trust"), representing interests in Skyline Special Equities Portfolio, a series of the Trust, to be issued pursuant to a certain Agreement and Plan of Reorganization (the "Reorganization Agreement") by Skyline Funds on behalf of its series designated Skyline Small Cap Value Plus, Skyline Small Cap Contrarian and Skyline Special Equities Portfolio, as described in the Registration Statement.

         We have examined such records, documents and other instruments and have made such other examinations and inquiries as we have deemed necessary to enable us to express the opinion set forth below.

         Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued in accordance with the terms of the Reorganization Agreement, will be validly issued, fully paid and non-assessable by the Trust.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                    Very truly yours,


                                                    GOODWIN, PROCTER & HOAR


LLP

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